Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Pebblebrook Hotel Trust:

We consent to the incorporation by reference in the registration statements (File No. 333-216353) on Form S-3 and (File Nos. 333-163638, 333-186324 and 333-214345) on Form S-8 of Pebblebrook Hotel Trust of our reports dated February 20, 2020, with respect to the consolidated balance sheets of Pebblebrook Hotel Trust as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 Annual Report on Form 10-K of Pebblebrook Hotel Trust.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases.

/s/ KPMG LLP

McLean, Virginia
February 20, 2020